FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
                                                                    ------------

MEDIA CONTACT:
Stephanie Fenstermacher
Communications Manager
Xchange, Inc.
617.737.2244
mcollins@xchange.com


                    XCHANGE RECEIVES NASDAQ DE-LISTING LETTER

BOSTON, MASS. - JUNE 13, 2002 - Exchange Applications, Inc., doing business as Xchange, Inc., received on June 11, 2002 a letter from the Nasdaq Listing Qualifications Panel (the "Panel") stating that the Panel determined to de-list the Company's securities from The Nasdaq Stock Market effective with the open of business on June 12, 2002. The Panel based its decision on the Company's failure to meet the timely filing, market value of publicly held share and net tangible assets/shareholders' equity/market value of listed securities/total assets and total revenue requirements, as set forth in Nasdaq Marketplace Rules 4310(c)(14), 4450(a)(2) and 4450(a)(3)/4450(b)(1). The Company's securities are eligible to trade on the OTC Bulletin Board.

ABOUT XCHANGE
Xchange solutions enable large global companies to lower costs and maximize profits by Capturing Value in Play through continuous customer conversation across all channels. Xchange 8 features the depth and open architecture large companies require to extract more value from their existing CRM investments by synchronizing online and offline multi-channel customer campaigns that are integrated with call centers and all other customer touch-points in real-time. This smarter, analytic approach to each customer interaction delivers strategic customer insights and profits. For more information on Xchange or to learn about our customer-focused software and services solutions, visit our Web site at www.xchange.com.













Xchange, the Xchange logo, Relationships are good. Profits are better., and Capturing Value in Play are trademarks or registered trademarks of Xchange, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks or service marks of their respective owners.

Copyright Xchange, Inc., 2002 All rights reserved.